Exhibit 99.1

MARK SIMO

1812 Aston Avenue

Carlsbad, California 92008

December 16, 2008

Mr. Stone Douglass

Chairman

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

Dear Stone:

As you well know, I have great affection for the Spy brand and business. I created the brand, successfully grew it and the business, and then over the course of nearly two years revived them both. I put my money, along with a significant amount of time and effort, into the company and persuaded numerous shareholders to invest also. It was a severe blow, then, to be summarily dismissed as chief executive officer in September. The rationale for that decision by the board remains a mystery to me still.

Nevertheless, I have stayed on as a director in an effort to assist in maximizing value for all shareholders. I have done so because of my confidence in the brand and its future. I am convinced, as much as I ever have been, that real opportunities exist for enhancing shareholder value while at the same time doing right by the company’s employees and business partners. I believe that, in this radically changing environment, the merger I have proposed with No Fear Retail Stores offers the best opportunity to achieve those goals. There may be other options that the board also should consider, but the one thing this company cannot afford is to do nothing. That, unfortunately, is the course this board has chosen to take.

Collapsing consumer demand and limited capital availability, and the overall global economic slowdown, have created unprecedented challenges for Spy. Management has a duty to work vigorously and diligently to address these challenges, and the board is obliged to intensify its oversight and support. This management and this board have done just the opposite. Since September, as the economic crisis has deepened, there have been a mere handful of board meetings, all of them brief, and not one of them dealing substantively with management’s strategy for maintaining revenue and trimming costs.

The board has been similarly indifferent to other matters of significant importance to the company’s business and well-being. I have attempted repeatedly to negotiate a commercial agreement for future orders with No Fear, only to be summarily dismissed. If this is how the company now deals with one of its largest customers, I have serious concerns about its retention of other major accounts. There is also the matter of my outstanding compensation. I have presented several possible structures and elements in order to move us toward a reasonable settlement, but the company has been unresponsive. You finally assured me that the matter would be resolved by the end of November, but I have yet to receive a settlement proposal.

Mr. Stone Douglass

December 16, 2008

My repeated attempts to convene board meetings to address these challenges have been ignored or denied. This pattern of passivity is dangerous and is inexcusable. Ultimately, it has made it impossible for me to fulfill my fiduciary duties as a director of the company. Accordingly, and with great disappointment, I am resigning as a director of Orange 21 and any and all of its subsidiary companies, effective immediately.

Let there be no misunderstanding that, on behalf of No Fear, a significant shareholder of the company as well as its largest customer, and as a shareholder in my own right, I will continue to expect and demand more accountability from the company’s management and board.

Sincerely,

Mark Simo

cc:	Directors of Orange 21 Inc.
President of the Board of Directors of Spy Optic Srl
President of the Board of Directors of LEM Srl
Chris Forrester